EXHIBIT 23

FOR IMMEDIATE RELEASE:                                                      NEWS
May 4, 2000                                          Nasdaq National Market/AVRT
                                                            http://www.avert.com

           Avert, Inc. Announces Release of its 1999 Hiring Statistics Annual Hiring Index Validates Pre-Employment Screening Industry

FORT COLLINS, Colorado - (NASDAQ: AVRT) Avert, Inc. releases its annual Hiring Index today, and finds that 10% of new hire applicants have criminal convictions. The figure, a record high for the annual Hiring Index, is a rise of 43% over the 7% criminal conviction rate found in 1998. A criminal record exists when an applicant has a felony or misdemeanor charge linked to them within the past seven years.

The 1999 Avert Hiring Index confirms the increasing risks associated with low unemployment. "This continues a trend we noticed last year of increasing hiring risk as unemployment rates maintain historic low levels across the country," said Dean Suposs, President and CEO of Avert, Inc. "In 1998 we saw a 30% increase in employees reported as ineligible for rehire. Now we are seeing a similar increase in applicants with a criminal record." The impact is especially great on small businesses that do not have access to sophisticated employment screening tools. "Not true now", says Suposs. "With easy to use Internet technology, even the smallest business has the ability to identify and quantify employment risk."

The figures in the 1999 Avert Hiring Index are compiled from a sample of Avert's 800,000 background checks performed in 1999. The numbers help employers to monitor trends in the workforce and are provided to the public as a community service. Employers nationwide are able to use the figures and confirm the reality of risk associated with hiring employees in today's market.

1999 Avert Hiring Index:

      Criminal Records
      o    10% of applicants had a criminal record in the last seven years

      Employment Records & Reference Checks
      o    15% of employers referenced reported applicants ineligible for rehire
      o 29% of applicants misrepresented their education, credential and/or employment records

      Driving Records
      o 27% of applicants had one or more accidents or moving violations on their driving records


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     o    12%  had  four  or  more  moving  violation,  a DUI or  DWI,  or had a suspended driver's license

     Credit Records
     o 25% of applicants had credit records showing a judgement, lien or bankruptcy, or had been turned over to a collection agency

     Workers' Compensation Claims
     o    10% of applicants had a previous workers' compensation claim

Avert, Inc. is an Internet-based application service provider (ASP). The company provides employment background checks to a diverse nationwide customer base. Avert, Inc. is publicly traded on the Nasdaq National Market under the symbol AVRT.



About Avert, Inc.

Through its headquarters in Fort Collins, Colorado, Avert, Inc. is an Internet-based information network company providing employment background checks via remote access to a diverse nationwide customer base. Visit our headquarters at www.avert.com.

Contact: Michael Madsen, Avert, Inc. Public Relations 800.367.5933 ext. 219 Kelly Newberg, Avert, Inc. Investor Relations 800.367.5933 ext. 467

This press release may contain forward-looking statements that are made pursuant to the "safe harbor" provisions of Private Securities Litigation Reform Act of 1995. Factors that may cause the company's actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws of regulations and other factors, many of which are beyond the control of the company.